Exhibit 4.2

Execution Version

WARRANT CERTIFICATE AND AGREEMENT

This WARRANT AGREEMENT (this “Agreement”), dated as of January 1, 2018 (the “Issue Date”), is among AQUESTIVE PARTNERS, LLC, a Delaware limited liability company (the “Company”), and each holder listed on Schedule A attached hereto (each, a “Holder” and, collectively, the “Holders”). Unless otherwise defined herein, capitalized terms have the meanings ascribed thereto in Section 13 of this Agreement.

RECITALS

WHEREAS Aquestive Therapeutics, Inc. (formerly known as MonoSol Rx, LLC) (the “Borrower”) and each Holder (or one of such Holder’s Affiliates) have entered into that certain Credit and Guaranty Agreement, dated as of the August 16, 2016, as amended by Omnibus Amendment No. 1 being executed and delivered as of the date hereof (as the same may be further amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, as borrower, certain subsidiaries of the Company from time to time parties thereto as guarantors, the Holders and certain other entities, as lenders (the “Lenders”), and Perceptive Credit Holdings, LP, a Delaware limited partnership, not in its individual capacity but as administrative agent on behalf of itself and lenders (in such capacity, “Agent”); and

WHEREAS, the Borrower requested that the Agent and the Lenders consent to (x) the Borrower converting from a Delaware limited liability company into a Delaware corporation and (y) a contribution by all the Persons (as defined in the Credit Agreement) who own any Equity Interests in the Borrower of their Equity Interests in the Borrower in exchange for equivalent percentage of Equity Interests in the Company, resulting in the Company directly owning 100% of the Equity Interests of the Borrower (collectively, the “Conversion Transaction”); and

WHEREAS, as a condition precedent to the Agent’s and the Lenders’ consent to the Conversion Transaction, the Agent and the Lenders require that Company issue to the Holders warrants (individually a “Warrant” and collectively “Warrants”) that, when taken together, are exercisable into an aggregate number of Senior Common Interests equal to four and one half percent (4.5%) of the aggregate issued and outstanding Membership Interests of the Company, in all cases determined on a fully-diluted basis, subject to the exceptions set forth in this Agreement; and

WHEREAS, in exchange for the execution and delivery of this Agreement and the issuance of the Warrants hereunder, the parties have agreed that the Warrant Certificate and Agreement dated as of August 16, 2016 among the Borrower and each holder listed on Schedule A thereto shall be terminated and the warrant certificate issued in connection therewith shall be delivered by the Agent to the Borrower for cancellation.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.              Warrant Certificates. The Company hereby issues the Warrants to the Holders in the amounts set forth opposite the name of each Holder on Schedule A attached hereto. Simultaneously upon entering into this Agreement, the Company shall deliver a duly executed certificate (a “Warrant Certificate”) to each Holder evidencing the Warrant issued to such Holder hereunder. Such Warrant Certificate and any other certificates evidencing a Warrant issued under this Agreement shall be in registered as set forth in Section 3 below and shall be substantially in the form set forth as Exhibit A attached hereto. Each Warrant Certificate shall be dated the Issue Date.

Section 2.             Execution of a Warrant Certificate. Each Warrant Certificate shall be signed on behalf of the Company by its Manager or an authorized officer of the Company.

Section 3.             Warrant Register. Upon issuance of each Warrant Certificate the Company shall number and record such Warrant Certificate in a warrant register (the “Warrant Register”) which the Company shall maintain for so long as any Warrant Certificates remain outstanding. The Warrant Register shall be made available to the Holders, upon request, at reasonable times and intervals during normal business hours. The Company may deem and treat the registered holder(s) of a Warrant Certificate (as set forth in the Warrant Register) as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing on such certificate made by anyone) for all purposes and shall not be affected by any notice to the contrary, unless in writing from the applicable Holder or its permitted transferee or assign. The Company shall maintain an address for each Holder in the Warrant Register. On the Issue Date, the Warrant Certificates shall be registered initially in the names of each Holder as set forth on Schedule A attached hereto.

Section 4.              Exercise of Warrants.

(a)          A Warrant may be exercised by a Holder from time to time on any Business Day, in whole or in part, on or prior to August 16, 2023 (the “Expiration Date”), upon:

(i)             delivery to the Company at its then registered office of an Exercise Certificate in substantially the form attached hereto as Exhibit B (each, an “Exercise Certificate”), duly executed and completed (including specifying the number or percentage of Senior Common Interests to be purchased and the Aggregate Exercise Price); and

(ii)            simultaneously with the delivery of the Exercise Certificate, payment to the Company of the Aggregate Exercise Price in accordance with Section 4(c) below; provided that, notwithstanding anything to the contrary herein, in no event shall the Exercise Price with respect to any Senior Common Interest be lower than the par value thereof (or equivalent).

(b)          Notwithstanding the foregoing, each Holder shall be deemed to have automatically exercised in full (and not in part) all of its unexercised Warrants outstanding pursuant to any Warrant Certificate on the Business Day immediately preceding the earlier of (i) the Expiration Date (unless prior thereto such Holder has provided written notice to the Company of its election not to exercise), and (ii) the effective date of a Qualified IPO (unless prior thereto an Early Redemption election has been made). In the event of an automatic exercise pursuant to this Section 4(b), no Exercise Certificate shall be required (or any other written or oral notice) to be delivered to any Person, and the Holder shall be deemed to have elected to pay the Aggregate Exercise Price pursuant to the payment option described in Section 4(c)(ii) below.

(c)          Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Certificate, by any of the following methods:

(i)             by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price; or

(ii)            by instructing the Company to withhold a number of units of Senior Common Interests then issuable upon exercise of this Warrant Certificate with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price. In the event of any withholding of Senior Common Interests pursuant to Section 4(c)(ii) (solely to the extent of such withholding, a “Cashless Exercise”) where the number of units of Senior Common Interests whose value is equal to the Aggregate Exercise Price is not a whole number, the number of such units withheld by the Company shall be rounded up to the nearest whole unit and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a Senior Common Interest unit being so withheld by the Company in an amount equal to the product of (x) such incremental fraction of a unit being so withheld multiplied by (y) the Fair Market Value per unit of Senior Common Interest as of the Exercise Date.

(d)           With respect to any exercise of any Warrant Certificate by its Holder, upon receipt by the Company of an Exercise Certificate and delivery of the Aggregate Exercise Price, the Company shall, within five (5) Business Days, deliver in accordance with the terms hereof to or upon the order of the Holder that number, or percentage of Senior Common Interests for the portion of such Warrant Certificate so exercised on such date, together with cash in lieu of any fraction of a unit, as provided in Section 4(e). If the Senior Common Interests of the Company are issued in certificated form, the Company shall deliver a certificate or certificates, to the extent possible, representing the number of Senior Common Interests as the exercising Holder shall request in the Exercise Certificate. If the Senior Common Interests of the Company are issued in uncertificated form, the Company shall deliver upon request a confirmation evidencing the issuance and registration of such Senior Common Interests in the share register of the Company. Unless otherwise provided herein, a Warrant Certificate shall be deemed to have been exercised, in whole are in part, as the case may be, and Senior Common Interests shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Senior Common Interests for all purposes as of the Exercise Date; provided that for purposes of Rule 144 the Holder shall be deemed to be the holder of such Senior Common Interests as of the Issue Date.

(e)            The Company shall not be required to issue fractional units of Senior Common Interests upon exercise of any Warrant Certificate. As to any fraction of a Senior Common Interests that the Holder would otherwise be entitled to receive upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Senior Common Interest unit on the Exercise Date.

(f)             A Holder shall not be required to physically surrender its Warrant Certificate to the Company until its Warrant Certificate has been exercised in full by the Holder, at which time, the Holder shall, at the written request of the Company, surrender its Warrant Certificate to the Company for cancellation within three (3) Business Days after the date the final Exercise Certificate is delivered to the Company. Partial exercises of a Warrant Certificate resulting in subscriptions of a portion of the total number or percentages of Senior Common Interests available thereunder shall have the effect of lowering the outstanding number and percentage of Senior Common Interests purchasable pursuant to such Warrant Certificate by an amount equal to the applicable number or percentage of Senior Common Interests purchased. The Holder and the Company shall maintain records showing the number and percentage of Senior Common Interests subscribed for and the date of such purchases. The Holder and any assignee, by acceptance of a Warrant Certificate, acknowledge and agree that, by reason of the provisions of this Section 4(f), following the purchase of a portion of the Senior Common Interests thereunder, the number and percentage of Senior Common Interests available for purchase thereunder at any given time may be fewer than the amount stated on the face of such Warrant Certificate. Notwithstanding the foregoing, to the extent that there are unexpired and unexercised Senior Common Interests remaining under any Warrant Certificate, the Holder may request that, upon its surrender to the Company of such Warrant Certificate, the Company (and the Company shall), at the time of delivery of issuance of the Senior Common Interests being issued in accordance with Section 4(d), deliver to the Holder one or more new Warrant Certificates evidencing the rights of the Holder to subscribe for the unexpired and unexercised Senior Common Interests called for by such surrendered Warrant Certificate. Unless otherwise agreed upon by the Holder in its sole discretion, any such new Warrant Certificate shall in all other respects be identical to the surrendered Warrant Certificate.

(g)          The Company shall pay all reasonable expenses, Taxes and other charges payable in connection with the preparation, execution and delivery of certificates evidencing Senior Common Interests, if any, pursuant to this Section 4, regardless of the name or names in which such certificates shall be registered. Upon exercise by any Holder of its Warrant Certificate, the Company shall take all necessary action to admit such Holder as a Member and holder of Senior Common Interests in accordance with the terms of the Operating Agreement, and such Holder shall execute the Operating Agreement (or a joinder thereto) and become bound by its terms as a Member and holder of Senior Common Interests.

(h)          Notwithstanding any other provision of this Agreement, if an exercise of all or any portion of any Warrant or Warrant Certificate is to be made in connection with a Public Offering, any sale of the Company or all sale of or substantially all assets of the Company and its Subsidiaries (pursuant to a merger, sale of stock, sale of assets or otherwise) or any event or transaction described in Sections 7, 8 or 11(c) hereof, such exercise may, at the election of the Holder, be conditioned upon the consummation of such event or transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction; provided that, with respect to any automatic exercise of any Warrant pursuant to Section 4(b) above in connection with a proposed Qualified IPO, the Company and the Holder hereby agree that such automatic conversion is conditioned upon the consummation of such transaction.

(i)           With respect to the exercise of this Warrant Certificate, the Company hereby represents, covenants and agrees:

(i)             This Warrant Certificate is, and any Warrant Certificate issued in substitution for or replacement of this Warrant Certificate shall be, upon issuance, duly authorized and validly issued.

(ii)            All Senior Common Interests issuable upon the exercise of this Warrant Certificate (or any substitute or replacement Warrant Certificate) pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Senior Common Interests are, validly issued, fully paid, non-assessable and issued without violation of any preemptive or similar rights of any equityholder of the Company, free and clear of all Taxes, Liens and charges.

(iii)           The Company shall take all such actions as may be necessary to ensure that all such Senior Common Interests are issued without violation by the Company of any applicable Requirement of Law or Governmental Regulation.

(iv)           The Company is a limited liability company duly organized and validly existing under the laws of Delaware and has the capacity and corporate power and authority to enter into this Agreement.

(v)            The Company has taken all action required to be taken to authorize the execution, delivery and performance of this Agreement and the Warrant Certificates to be delivered hereunder.

(vi)           This Agreement and the Warrant Certificates to be delivered hereunder has been duly executed by the Company.

(vii)          The obligations of the Company under this Agreement are legal, valid and binding obligations of the Company, enforceable in accordance with the terms hereof (to the maximum extent permitted by applicable Requirements of Law).

Section 5.              Reservation. The Company will at all times prior to the Expiration Date reserve and keep available, out of the aggregate of its authorized but unissued Membership Interests, such number of authorized Senior Common Interests solely for the purpose of delivery upon the exercise of the rights represented by the Warrant Certificates, as may at any time be deliverable (based upon the Senior Common Interests and Membership Interests outstanding at any such time) upon the exercise of any Warrant.

Section 6.              Dilution and Protection Against Dilution; Other Covenants of the Company.

(a)            Dilution and Dilution Protection. Each Warrant issued pursuant to this Agreement shall entitle the Holder to purchase Senior Common Interests in the Company representing the percentage of total Membership Interests specified in the related Warrant Certificate. None of such Senior Common Interests to be issued upon exercise of any Warrant shall be subject to any dilution for any reason (including, but not limited to, the conversion of any Equity Interests or other securities of the Company into additional Membership Interests of whatever class or series, the issuance of any Equity Interests or other securities of the Company for any purpose, or the consummation of any transaction or event of the type described in Sections 7, 8 or 11(c) hereof) other than (i) the issuance by the Company after the Issue Date of Senior Common Interests issued to a Holder in connection with the exercise of any Warrant, (ii) the issuance of any Senior Common Interests, Common Interests or Preferred Interests to any director, employee or consultant of the Company pursuant to a Company equity-based compensation plan, arrangement or agreement approved by the Board of Directors of the Company, or (iii) the issuance of any Senior Common Interests, Common Interests or Preferred Interests to a Holder or its Affiliates as additional consideration in connection with any debt financing for the Company involving such Holder or its Affiliates, either directly or through the exercise of any warrant or option agreement (each of the issuances described in clauses (i), (ii) and (iii) above being an “Excluded Issuance”). Any term or provision hereof to the contrary notwithstanding: (A) any Qualified Private Placement of Borrower Equity Interests (as defined in the Omnibus Amendment) that occurs prior to a Qualified IPO Restructuring (as defined in the Omnibus Amendment) shall be deemed to be a dilutive issuance (and not an Excluded Issuance) for the purposes of this Section 6(a), and, upon giving effect to the related Qualified IPO Restructuring, the Holder shall be entitled to the benefits of this Section 6(a) with respect to preserving against dilution its percentage of Equity Interests of the surviving or resulting entity of such Qualified IPO Restructuring issuable upon exercise of this Warrant, as if such deemed dilutive issuance was made by the Company; and (B) in the event that, prior to a Qualified IPO Restructuring, Borrower converts or replaces any of its existing phantom equity compensation plans into or with one or more equity-based compensation plans, arrangements or agreements (each, a “Borrower Equity Compensation Plan”) any Equity Interests issued pursuant to any such Borrower Equity Compensation Plan shall be deemed to be a dilutive issuance (and not an Excluded Issuance) for the purposes of this Section 6(a) to the extent (but only to the extent) the aggregate economic value of the Equity Interests of Borrower issued pursuant to all such Borrower Equity Compensation Plans exceeds the aggregate economic impact of Borrower’s phantom equity plans in place as of the Issue Date, and in such case and to such extent, upon giving effect to the related Qualified IPO Restructuring, the Holder shall be entitled to the benefits of this Section 6(a) with respect to preserving against dilution its percentage of Equity Interests of the surviving or resulting entity of such Qualified IPO Restructuring issuable upon exercise of the Warrant, as if such deemed dilutive issuance was made by the Company.

(b)           Member Notices. In the event the Company’s obligations under the Credit Agreement are extinguished prior to the Expiration Date, then, for so long as any Warrant shall remain outstanding through the Expiration Date, the Company shall deliver to each Holder a copy of each notice or other information sent to members or other Persons holding any Membership Interests in the Company.

Section 7.              Mergers, Consolidations, Sales. In the case of any consolidation, amalgamation or merger of the Company with another Person, or the sale of all or substantially all of its assets to another Person, or any reorganization or reclassification of the Equity Interests of the Company, then, as a condition of such consolidation, merger, sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the Holder of any Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the Senior Common Interests immediately theretofore purchasable hereunder, such Equity Interests, shares of stock, securities or assets as may (by virtue of such consolidation, amalgamation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for the Senior Common Interests for which such Warrant is exercisable immediately prior to such event (collectively, “Substitute Interests”), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of such Warrant so that the provisions of this Agreement and the Warrant Certificate applicable to such Warrant shall thereafter be applicable, as nearly as may be, in relation to any Substitute Interests, thereafter deliverable upon exercise of such Warrant. The Company shall not effect any such consolidation, amalgamation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation, amalgamation, or merger or the entity purchasing such assets shall assume by written instrument executed and mailed or delivered to the Holder of each Warrant, the obligations set forth in this Section 7, as well as each and every other covenant and condition of this Agreement to be performed and observed by the Company and all the obligations and liabilities hereunder, including (without limitation) Section 6(a) above. The Company shall give written notice to the Holders of any event contemplated by the first sentence of this Section 7 at least thirty days prior to such event. Such notice shall set forth in reasonable detail the terms of any such event. Nothing contained in this Section 7 shall permit a merger, amalgamation, or consolidation or a sale of the assets of the Company otherwise prohibited by the provisions of any other agreement to which the Company and any Holder of a Warrant are a party, including, but not limited to, the Credit Agreement.

Section 8.              Dissolution or Liquidation. In the event of any proposed distribution of the properties or assets of the Company in connection with a dissolution or liquidation (exclusive, however, of any event or transaction covered by Section 7), the Company shall deliver notice thereof to each Holder and shall make no distribution to Members or any other Persons until the expiration of thirty days from the date of mailing of the aforesaid notice and, in any such case, each Holder shall have the right to exercise its purchase rights with respect to its Warrants within sixty days from the date of mailing such notice and all rights herein granted not so exercised within such sixty-day period shall thereafter become null and void.

Section 9.              Certain Rights as a Member. Except as expressly provided in this Agreement or in the Operating Agreement, no Holder, as such, shall be: (i) entitled to vote, or receive any allocations or distributions on account of, or be deemed the holder of, any Membership Interests or any other Equity Interests of the Company which may at any time be issuable on the exercise hereof for any purpose; (ii) entitled to any of the rights of a Member of the Company or any right to vote upon any matter submitted to the Members at any meeting thereof, or to receive notice of meetings, or to receive allocations, distributions or otherwise, except to the extent such Holder’s Warrant Certificate shall have been exercised pursuant to Section 4 of this Agreement and such Holder shall have executed the Operating Agreement and become bound by its terms as a Member and a holder of Senior Common Interests; or (iii) obligated in respect of any obligations or liabilities of a Member under the Operating Agreement, including (without limitation) any capital contributions or similar obligations of the type described in Section 3.02(b) of the Operating Agreement.

Section 10.             Fully Paid Senior Common Interests; Taxes. The Company covenants that each Warrant is, and that all Senior Common Interests issued upon exercise of such Warrant, upon payment of the applicable Exercise Price and issue thereof and the Holder of such Warrant having executed the Operating Agreement and becoming bound by its terms as a Member and a holder of Senior Common Interests, will be, validly authorized and issued, fully paid, non-assessable, free of preemptive rights and free from all Taxes and Liens with respect to the issue thereof, except as provided in the Operating Agreement. The Company further covenants and agrees that it will pay when due and payable any and all federal, state and local Taxes (other than income Taxes) which may be payable by the Company in respect of any Warrant or any Senior Common Interests or other Equity Interests or certificates therefor upon the exercise of the Warrant pursuant to the provisions hereof.

Section 11.             Transferability.

(a)            In General. Notwithstanding any provision of the Operating Agreement to the contrary, prior to any Holder’s exercise in full of all Warrants issued to such Holder hereunder, upon delivery to the Company by the Holder of a duly executed assignment in substantially the form set forth as Exhibit C hereto (the “Assignment”), each Warrant Certificate shall be transferable, in a transaction exempt from the registration provisions of the Securities Act (or any similar federal statute at the time in effect) and any applicable state securities laws, to any Person to whom a Lender could transfer its interest in a Loan under the Credit Agreement in accordance with the provisions of Section 14.05 thereof; provided, that any such assignment shall be for not less than ten percent (10%) of the Warrants issued to such Holder hereunder unless such assignee is itself a Lender under the Credit Agreement or an Affiliate of a Lender, or is receiving such assignment in connection with becoming Lender under the Credit Agreement. The Holder of each Warrant Certificate, by its acceptance thereof, agrees to sell or otherwise transfer such Warrant Certificate and any Senior Common Interest issuable upon exercise thereof in compliance with all applicable Requirements of Law (and, following the exercise of its Warrants, the Operating Agreement as in effect on the date hereof). Upon a permitted assignment of a Warrant Certificate, the original assigned Warrant Certificate shall be surrendered at the principal office of the Company and the Company shall issue one or more new Warrant Certificates as provided in such Assignment.

(b)            Restrictive Legend. Each Warrant Certificate shall bear on the face thereof a legend substantially in the form set forth on the first page of the form of Warrant Certificate attached hereto as Exhibit A.

(c)            Tag Along and Drag Along Rights. The Company shall deliver to the Holder of each Warrant a copy of any “Drag Along Exercise Notice” or “Sale Notice” (each, as defined in the Operating Agreement as in effect on the date hereof) received by the Company pursuant to Section 6.02 and 6.04 (as applicable) of the Operating Agreement as in effect on the date hereof, following which such Holder shall have the following rights and obligations:

(i)             If the Drag Along Right is applicable, the Holder of each Warrant and the Senior Common Interest issuable thereunder shall be subject to the provisions of Section 6.02 of the Operating Agreement as in effect on the date hereof, with such Warrant being deemed exercised effective immediately prior to the closing of the transaction.

(ii)            If the Tag Along Right is applicable, the Holder may elect to exercise such Warrants and participate in the sale to the third party as set forth in Section 6.04 of the Operating Agreement by exercising such Warrants and delivering notice in accordance with 6.04 of the Operating Agreement.

(d)            Early Redemption. Upon the occurrence of a Redemption Event, a Holder may, at its option exercised by delivery of written notice to the Company within thirty (30) days of written notification from the Company of such Redemption Event (a “Redemption Notice”), elect to terminate its Warrant Certificate (in whole and not in part) and demand a redemption of the then unexercised portion of such Holder’s Warrants (an “Early Redemption”). Upon any such Holder’s election to cause an Early Redemption the Company shall be obligated to pay to such Holder, in full satisfaction of the Company’s obligations hereunder, such Holder’s pro rata share of the Redemption Amount (determined on the basis of such Holder’s pro rata share of all Warrants originally issued hereunder); provided that, to the extent such Holder has timely exercised any of its Warrants in part (and not in whole) prior to its exercise of its Early Redemption election, the Redemption Amount payable to such Holder shall be prorated to reflect the proportionate share of such Holder’s Warrants that remain unexercised. The Redemption Amount shall be payable in cash, by wire transfer of immediately available funds to the account of the Holder electing such Early Redemption, within ten (10) Business Days following the date of delivery of the Redemption Notice by the Holder. To the extent the Redemption Amount is not paid in full when due, the unpaid portion thereof shall accrue interest at a rate of 11.75% per annum until paid in full.

Section 12.             Rule 144 Compliance. At all times after the effectiveness of any Public Offering of the Company’s Equity Interests, with a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a Registration Statement, the Company shall:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)           use reasonable commercial efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           furnish to the Holder so long as the Holder owns Equity Interests of the Company not covered for sale pursuant to a Registration Statement, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of Equity Interests of the Company, without registration.

Section 13.             Definitions.

(a)           Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to such terms in the Credit Agreement (as in effect on the date hereof).

(b)           The following terms have the following meanings: “Agent” has the meaning ascribed thereto in the recitals of this Agreement.

“Agreement” has the meaning ascribed thereto in the introductory paragraph of this Agreement.

“Aggregate Exercise Price” means, with respect to any exercise of any Warrant for Senior Common Interests, an amount equal to the product of (i) the number of units of Senior Common Interests in respect of which such Warrant is then being exercised pursuant to Section 4, multiplied by (ii) the Exercise Price.

“Assignment” has the meaning ascribed thereto in Section 11(a).

“Board of Directors” means the board of directors (or equivalent governing body) of the Company.

“Cashless Exercise” has the meaning ascribed thereto in Section 4(c) of this Agreement. “Common Interest” has the meaning ascribed thereto in the Operating Agreement. “Company” has the meaning ascribed thereto in the introductory paragraph of this Agreement.

“Credit Agreement” has the meaning ascribed thereto in the recitals of this Agreement.

“Drag Along Right” has the meaning ascribed thereto in the Operating Agreement.

“Early Redemption” has the meaning ascribed thereto in Section 11(d).

“Equity Interest” has the meaning ascribed thereto in the Credit Agreement (as in effect on the date hereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Certificate” has the meaning ascribed thereto in Section 4(a)(i) of this Agreement.

“Exercise Price” means a price per unit of Senior Common Interests equal to $0.01.

“Expiration Date” has the meaning ascribed thereto in Section 4(a) of this Agreement.

“Fair Market Value” means, as of any particular Business Day and with respect to any Membership Interests, the fair market value per unit of any such Membership Interest as determined by the Board of Directors in good faith, subject to Section 21(b).

“Holder” has the meaning ascribed thereto in the introductory paragraph of this Agreement.

“Issue Date” has the meaning ascribed thereto in the introductory paragraph of this Agreement.

“Manager” has the meaning ascribed thereto in the Operating Agreement.

“Member” has the meaning ascribed thereto in the Operating Agreement.

“Membership Interest” has the meaning ascribed thereto in the Operating Agreement.

“Non-Qualified Reorganization” means a Qualified Reorganization (as defined in the Operating Agreement) pursuant to or as a result of which the Holders, after giving effect to the implementation of clauses (a) and (b) of Section 3.05(c)(iv) of the Operating Agreement in connection with such Qualified Reorganization, would fail to hold beneficially and of record Equity Interests of the Company (or its successor, survivor, transferee or assign resulting from such Qualified Reorganization) aggregating at least 4.5% of all issued and outstanding common Equity Interests of such Person, determined on a fully diluted basis, immediately prior to the consummation of the Public Offering contemplated in connection with such Qualified Reorganization.

“Omnibus Amendment” means the Omnibus Amendment No. 1, dated as of the date hereof, among MonoSol Rx, LLC (to be renamed Aquestive Therapeutics, Inc. upon consummation of the Conversion Transaction referred to therein), the Lenders party thereto and Perceptive Credit Holdings, LP, as administrative agent and collateral agent.

“Operating Agreement” means the Limited Liability Company Agreement of Aquestive Partners, LLC, dated as of January 1, 2018, as it may be amended from time to time in accordance with its terms and in accordance with the terms hereof.

“Redemption Amount” means, at all times prior to the first anniversary of the Issue Date, $3,000,000, and at all times on or after the first anniversary of the Issue Date, $5,000,000.

“Redemption Event” means (i) the occurrence of any Non-Qualified Reorganization, (ii) any consolidation, amalgamation or merger of the Company with another Person, or the sale of all or substantially all of the Company’s assets or properties to another Person, or any reorganization or reclassification of the Equity Interests of the Company, (iii) any distribution of the properties or assets of the Company in connection with a dissolution or liquidation of the Company, (iv) any transaction or event as a result of which any Holder or any of its Warrants would be subject to Section 6.02 of the Operating Agreement, or (v) any other transaction or event that would require or cause any Warrants to be exercised (or deemed be exercised).

“Redemption Notice” has the meaning ascribed thereto in Section 11(d).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Senior Common Interest” has the meaning ascribed thereto in the Operating Agreement.

“Substitute Interests” has the meaning ascribed thereto in Section 7 of this Agreement.

“Tag Along Right” means the right of any Holder to participate in the transfer of Membership Interests of the Company pursuant to the terms and provisions of Section 6.04 of the Operating Agreement.

“Warrant Certificate” has the meaning ascribed thereto in Section 1 of this Agreement and shall include any replacement, alternative or substitute Warrant Certificates delivered pursuant to Sections 4(1), 11(a) or 14.

“Warrant Register” has the meaning ascribed thereto in Section 3 of this Agreement.

“Warrant” has the meaning ascribed thereto in the recitals of this Agreement.

Section 14.               No Impairment.

(a)            The Company shall not, by way of amendment, waiver, consent or other modification of the Operating Agreement or its bylaws (or equivalent), through any resolution of its Board of Directors, by way of any voting or similar agreement, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, through any other voluntary action, or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under this Agreement, or seek to diminish, impair or adversely affect any rights or benefits of the Holders hereunder, but shall instead at all times in good faith assist in the carrying out of all the provisions of this Agreement, including the taking of all such actions as may reasonably be requested by a Holder in order to protect such Holder’s exercise rights and liquidation priority of such Holder, redemption rights, rights against dilution and other rights hereunder, consistent with the tenor and purpose of this Agreement.

(b)           Any term or provision of the Operating Agreement to the contrary notwithstanding, the Company shall not, without the prior written consent of the majority of all Holders (determined on a fully diluted basis), (i) alter or change the rights, preferences or privileges of the Senior Common Interests so as to adversely affect the Senior Common Interests or any holder thereof (determined on a fully-diluted basis), or (ii) alter, amend, adopt or repeal any provision of the Operating Agreement or any by-laws (or equivalent), voting agreements or similar arrangements of the Company in a manner that adversely affects the Senior Common Interests or holders of the Senior Common Interests.

(c)            Notwithstanding anything to the contrary set forth in this Section 14, the Company shall be free at any time to authorize or issue, or obligate itself to issue, any other Equity Interests, other than Disqualified Equity Interests (including any Equity Interests convertible into or exchangeable for any other securities), having a preference over, or being on a parity with, the Senior Common Interests with respect to voting, dividends, redemption, conversion or liquidation; provided, that the preference of the Senior Common Interests over the Common Interests set forth in the Operating Agreement is maintained, subject in any such case to Section 6 hereof.

Section 15.             Lost, Stolen Warrant Certificates, Etc. In case any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company may issue a new Warrant Certificate of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant Certificate, or in lieu of the Warrant Certificate lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant Certificate, and with respect to a lost, stolen or destroyed Warrant Certificate, reasonable indemnity or bond with respect thereto, if requested by the Company; in each case, such bond and indemnity to be in form and substance reasonably satisfactory to the Company.

Section 16.             Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect.

Section 17.             Notices. All communications provided for hereunder shall be in writing and, if to the Holder of any Warrant or Senior Common Interests issued thereunder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to the address of such Holder appearing in the Warrant Register (in the case of the initial Holder of the Warrants evidenced by the Warrant Certificates issued hereunder) or such other address as such Holder or any subsequent Holder of any Warrant evidenced by the Warrant Certificates issued hereunder or any such Senior Common Interests may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, in each cased addressed to the address of the Company appearing in the Credit Agreement, or to such other address as the Company may in writing designate to any such Holder; provided that a notice to any Holder of a Warrant or any Senior Common Interests issued hereunder by facsimile communication shall only be effective if confirmed by transmission of a copy thereof by prepaid overnight air courier, or, in either case, as any such Holder may designate to the Company in writing.

Section 18.             GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 19.             SUBMISSION TO JURISDICTION; WAIVER OF VENUE; WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY WARRANT CERTIFICATE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, IN SUCH FEDERAL COURTS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY WARRANT CERTIFICATE SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY WARRANT CERTIFICATE IN THE COURTS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY WARRANT CERTIFICATE IN ANY COURT REFERRED TO IN THIS SECTION, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO H EREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ACTION, CLAIM OR PROCEEDING ARISING OR RELATING TO THIS AGREEMENT, ANY WARRANT CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING.

Section 20.             Captions. The descriptive headings of the various sections of this Agreement are for convenience only and shall not affect the meaning or construction of the provisions hereof.

Section 21.             Exercise of Remedies; Dispute Resolution, Etc.

(a)            In the event that the Company shall fail to observe any provision contained in this Agreement or any Warrant Certificate, the Holder of any Warrant issued hereunder may enforce its rights hereunder by suit in equity, by action at law, or by any other appropriate proceedings in aid of the exercise of any power granted in this Agreement and, without limiting the foregoing, such Holder shall be entitled to make application for a decree for specific performance and to such other and further relief as such court may decree.

(b)            In the case of any dispute as to the determination of the amount, percentage or number of units of any Senior Common Interests or other Membership Interests issuable upon exercise of any Warrant, the calculation of the Aggregate Exercise Price, the determination of Fair Market Value, the calculation of the Redemption Amount (or any Holder’s proportionate share of the Redemption Amount) or any other computation or valuation required to be made hereunder or in connection with any Warrant, in the event the Holder, on the one hand, and the Board of Directors or the Company, on the other hand, are unable to settle such dispute within five (5) Business Days, then either party may elect to submit the disputed matter(s) for resolution by KPMG or another firm as may be mutually agreed upon by the Holder and the Board of Directors. Such firm’s determination of such disputed matter(s) shall be binding upon all parties absent demonstrable error, and the Company and the Holder shall each pay one half of the fees and costs of such firm.

Section 22.            Successors and Assigns. This Agreement shall be binding upon each of the Company and each Holder of a Warrant Certificate and each of their permitted respective successors and assigns.

Section 23.            Amendments. This Agreement and the Warrant Certificates may only be amended or modified, and any provision hereof may only be waived, by an instrument in writing signed by the Company and agreed or consented to by the Holder.

Section 24.            Survival. The provisions of this Agreement which by their terms or context are to remain applicable after the exercise of each Warrant shall survive the exercise hereof; provided that, following the exercise in full by a Holder of its Warrant pursuant to Section 4 of this Agreement and such Holder having executed the Operating Agreement and become bound by its terms as a Member and a holder of Senior Common Interests, the provisions of Sections 4, 6, 7, 8 and 11 shall be of no further force and effect with respect to such Holder or the Company.

Section 25.            No Third Party Beneficiaries. Except as expressly provided herein, there are no third party beneficiaries, expressed or implied, of this Agreement.

Section 26.            Entire Agreement. This Agreement constitutes the entire agreement of the Company and the Holder (and each of its successors and assigns) with respect to the subject matter hereof, and supersedes all prior oral and written agreements concerning or relating to the subject matter hereof.

[Document continues with signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representative as of the date first written above.

AQUESTIVE PARTNERS, LLC

By:	/s/ John Maxwell
Name: John Maxwell
Title: CFO

[Signature Page to Warrant Certificate and Agreement]

PERCEPTIVE CREDIT HOLDINGS, LP

By Perceptive Credit Opportunities GP, LLC, its
general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

[Signature Page to Warrant Certificate and Agreement]

SCHEDULE A

SCHEDULE OF HOLDERS

Warrant Holders	Number of Senior Common Interests Issuable Upon Exercise	Percentage of Membership Interests in Company Represented by Senior Common Interests
Perceptive Credit Holdings, LP	11,625,437	4.5%
TOTAL:	100%
S-1

EXHIBIT A
to Warrant Agreement

FORM OF WARRANT CERTIFICATE

NEITHER THIS WARRANT CERTIFICATE NOR THE SECURITIES UNDERLYING THIS WARRANT CERTIFICATE HAVE BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. THIS WARRANT CERTIFICATE HAS BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT PURPOSES ONLY AND NOT WITH A CURRENT VIEW TOWARD RESALE OR DISTRIBUTION HEREOF. THIS WARRANT CERTIFICATE MAY NOT BE TRANSFERRED OR DISPOSED OF TO ANY NON-AFFILIATE OF THE HOLDER WITHOUT AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER HEREOF THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT, THE RULES AND REGULATIONS THEREUNDER, OR APPLICABLE STATE SECURITIES LAWS. IN CONNECTION WITH COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, NO EXERCISE, TRANSFER OR DISPOSITION OF THIS WARRANT OR THE SECURITIES UNDERLYING THIS WARRANT CERTIFICATE SHALL BE MADE UNLESS THE CONDITIONS SPECIFIED HEREIN ARE SATISFIED.

Warrant Certificate No. ___________

Issue Date: ___________

Percentage of Aggregate Membership Interests: ___________

WARRANT CERTIFICATE

Reference is made to that certain Warrant Certificate and Agreement, dated as of January 1, 2018 (as amended or otherwise modified, the “Warrant Agreement”), among Aquestive Partners, LLC (the “Company”) and each holder listed on Schedule A of the Warrant Agreement (together with their permitted transferees and assigns, the “Holders”). Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Warrant Agreement.

This Warrant Certificate certifies that _____________, or its successors, is the registered holder of a Warrant (the “Warrant”) entitling such holder to purchase Senior Common Interests of the Company representing ____% of the aggregate issued and outstanding Membership Interests of the Company (determined on a fully-diluted basis as of the date of exercise of the Warrant). Exercise of the Warrant shall be subject to delivery of an Exercise Certificate, at the office of the Company designated for such purpose, but only subject to the conditions set forth herein and in the Warrant Agreement. The number of units of Senior Common Interests issuable upon exercise of the Warrant is subject to anti-dilution protections as set forth in the Warrant Agreement.

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, the terms and provisions of which are incorporated herein by reference in and made a part of this instrument and are hereby referred to for a description of the rights, limitation of rights, obligations, duties, and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrant. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

A-1

The Warrant evidenced by this Warrant Certificate shall only be exercisable at the times and subject to the satisfaction of the conditions on exercise set forth in Section 4 of the Warrant Agreement.

This Warrant Certificate, when surrendered at the office of the Company by the registered holder thereof may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing one or more Warrants that would allow for the purchase of Senior Common Interests that, in the aggregate, represent the percentage of the aggregate issued and outstanding Membership Interests eligible to be purchased pursuant to this Warrant Certificate immediately prior to such exchange.

The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary (unless in writing by the registered holder hereof). Exempt as expressly provided in the Warrant Agreement, neither the Warrant nor this Warrant Certificate entitles any holder hereof to any rights of an equity holder of the Company.

IN WITNESS WHEREOF, this Warrant Certificate is duly executed on behalf of _______as of the _______ day of ___________, 201__.

AQUESTIVE PARTNERS, LLC

By:
Name:
Title:

A-2

EXHIBIT B
to Warrant Agreement

FORM OF EXERCISE CERTIFICATE

AQUESTIVE PARTNERS, LLC

Reference is made to Warrant Certificate No. [________] (the “Warrant Certificate”), issued pursuant to that certain Warrant Certificate and Agreement, dated as of January 1, 2018 (as amended or otherwise modified, the “Warrant Agreement”), between AQUESTIVE PARTNERS, LLC and [Name(s) of Holder(s)]. Unless otherwise defined, capitalized terms used herein have the meanings ascribed thereto in the Warrant Agreement.

The undersigned, ______________, pursuant to the provisions of the Warrant Agreement and the Warrant Certificate, hereby elects to purchase [[______] units of Senior Common Interests][a number of units of Senior Common Interests equal to [__%] of the aggregate issued and outstanding Membership Interests of the Company, determined on a fully-diluted basis as of the date hereof].

The undersigned further elects to make payment of the Aggregate Exercise Price for the Senior Common Interests it is electing to purchase pursuant to this Exercise Certificate by the following method:

(Check all that apply):

(check if applicable) The undersigned hereby elects to make payment of the Aggregate Exercise Price of [___________ Dollars ($[___________)] for [([___________)] Senior Common Interests using the method described in Section 4(c)(i) of the Warrant Agreement.

______ (check if applicable) The undersigned hereby elects to make payment of the Aggregate Exercise Price of [[___________ Dollars ($[___________)] for [([___________)] Senior Common Interests using the method described in Section 4(c)(ii) of the Warrant Agreement.

______ (check if applicable) The undersigned hereby elects to make payment of the Aggregate Exercise Price of [___________ Dollars ($[___________)] for [([___________)] Senior Common Interests using the method described in Section 4(c)(iii) of the Warrant Agreement.

The undersigned hereby directs that the Senior Common Interests being purchased pursuant hereto be registered as follows:

NAME	ADDRESS

B-1

By signing below, the undersigned agrees to become a Member in the Company on the terms and conditions of the Operating Agreement.

Taxpayer ID ________________

Signature:

Address:

Dated: ________________

B-2

EXHIBIT C
to Warrant Certificate

[FORM OF WARRANT ASSIGNMENT]

Dated: _______________

Reference is made to that certain Warrant Certificate and Agreement, dated as of January 1, 2018 (as amended or otherwise modified, the “Warrant Agreement”), among Aquestive Partners, LLC (the “Company”) and each holders listed on Schedule A of the Warrant Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Warrant Agreement.

The undersigned is the holder (in such capacity, the “Holder”) of a Warrant Certificate issued by the Company pursuant to the Warrant Agreement, bearing Warrant Certificate No. [___] (the “Warrant Certificate”), entitling the Holder to purchase a number of units of Senior Common Interests of the Company representing [___]% of the aggregate Membership Interests of the Company (determined on a fully-diluted basis).

FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers to [NAME OF ASSIGNEE] (the “Assignee”) the right to acquire [all Senior Common Interests entitled to be purchased upon exercise of the Warrant Certificate [___] units of Senior Common Interests entitled to be purchased upon exercise of the Warrant Certificate, representing __% of the aggregate Membership Interests of the Company (determined on a fully-diluted basis)]. In furtherance of the foregoing assignment, the Holder hereby irrevocably instructs the Company to (i) memorialize such assignment on the Warrant Register as required pursuant to Section 3 of the Warrant Agreement, and (ii) pursuant to Section 11(a) of the Warrant Agreement, execute and deliver to the Assignee [and the Holder] [a new Warrant Certificate][new Warrant Certificates] reflecting the foregoing assignment ([each] a “Substitute Warrant Certificate”).

The Assignee acknowledges and agrees that its Substitute Warrant Certificate and the Senior Common Interests to be issued upon exercise thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of its Substitute Warrant Certificate or any Senior Common Interests to be issued upon exercise or conversion thereof, except under circumstances which will not result in a violation of the Securities Act or any applicable state securities laws. The Assignee represents and warrants for the benefit of the Company that the Assignee is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

The Assignee acknowledges and agrees that a restrictive legend shall be applied to the Assignee’s Substitute Warrant Certificate substantially consistent with the legend described and referenced in Section 11(b) of the Warrant Agreement.

[SIGNATURE PAGE FOLLOWS]

C-1

[Name of Holder]

By
Name:
Title:

Accepted and agreed,

[NAME OF ASSIGNEE]

By
Name:
Title:

C-2